Exhibit 10.2

CONSULTING AGREEMENT

Dated January 1, 2019

AMONG::

ELECTRAMECCANICA VEHICLES CORP.

(the “Company”)

and

BKB MANAGEMENT LTD.

(the “Consultant”)

Whereas the Company wishes to contract with the Consultant for its services on a non-exclusive basis on the terms and conditions that follow and the Consultant wishes to be so retained;

Now therefore this Agreement witnesses that in consideration of the mutual covenants and agreements contained herein and good and valuable consideration provided, the parties covenant and agree with each other as follows:

1.	Services. The Consultant will provide the Company with management services as CFO (the “Services”). All Services will be performed by the Consultant’s principal, Bal Bhullar. The Consultant shall report to and take direction from the CEO and the Board of Directors. The Company acknowledges that the Consultant may provide its services to other businesses and organizations provided there is no conflict of interest and the Consultant complies with its obligations under this Agreement. The Consultant shall devote as much time as required in the fulfillment of the role as CFO.

2.	Duration and Termination. This Agreement shall take effect on January 1, 2019 and shall be effective for a period of two (2) years. This Agreement shall automatically renew for a further term of one year unless either party provides written notice of intent not to renew 30 days prior to expiration of this Agreement.

3.	Fees, Expenses and Payment. In consideration of the Services provided under this Agreement, the Company agrees to pay the Consultant a monthly fee of $15,000 plus $300 vehicle allowance plus any applicable GST (the “Fees”). Payment for Services will be made at the end of the month with receipt of an itemized invoice from the Consultant.

4.	Directors’ and officers’ insurance. The Consultant will be entitled to coverage under the Company’s directors’ and officers’ insurance policy. The Consultant's entitlement to coverage and payments under any such plan is subject to the consent of the insurer and the terms of the applicable insurance policy.

5.	Non-Disclosure of Confidential Information. Except in the normal and proper course of the provision of the Services hereunder, the Consultant will (a) keep in strictest confidence and trust the Confidential Information; and (b) not use for the Consultant’s own account or disclose to anyone else, during or after the termination of this Agreement with the Company, any Confidential Information or material relating to the Company's operations or business which the Consultant obtains from the Company or any related or affiliated entity or its officers or employees, agents, suppliers or clients or otherwise by virtue of the Consultant’s relationship the Company or any related or affiliated entity. For the purpose of this Agreement, “Confidential Information” means confidential or proprietary information or material and includes, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding the Company or any related or affiliated entity: corporate information, including, without limitation, contractual arrangements, marketing plans, production processes, methods and methodologies that are not standard industry practice or that are not generally known, plans, strategies, tables and compilations of business and industrial information acquired by or on behalf of the Company, tactics, policies, resolutions, patents and patent applications, trademark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including investment and product plans; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational information, including, without limitation, trade secrets, concepts, data, designs, flow charts, specifications, product plans, technical designs and drawings; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations, but does not include information or material that is or becomes generally available or known to the public other than as a result of disclosure by the Consultant in violation of the terms hereof.

6.	Non-Solicitation. During the term of this Agreement and for 3 months following the termination of this Agreement for any reason, the Consultant agrees not to, whether either individually or in partnership or jointly or in conjunction with anyone else, directly or indirectly, offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, or agent of the Company or its related and affiliated entities to terminate their relationships with the Company or its related or affiliated entities, as the case may be.

7.	Intellectual Property. All right, title and interest in all inventions, methodologies, concepts, documentation, specifications and any other works developed by the Consultant in providing the Services (the “Works”) including all patent, copyright, trade-mark, trade secret and any other intellectual property and proprietary rights therein (the “Intellectual Property Rights”) shall be the sole and exclusive property of the Company and the Consultant hereby assigns and shall assign to the Company all such Intellectual Property Rights and waives all moral rights the Consultant may have in such Works for the benefit of Company and its successor, assigns and licensees. The Consultant shall not disclose the Works to any third parties without the prior written consent of Company.

8.	Return of Property. Upon termination of this Agreement, regardless of the reason for such termination, except as required by law, the Consultant shall promptly deliver and return to Company, without retaining copies, all records, notes, notebooks, memoranda, specifications, property and documents or materials of any kind or nature whatsoever which pertain in any way to the Company or its business.

9.	Termination. This Agreement may be terminated only as follows:

(a)	Termination by the Company Without Notice. The Company may, at its option, terminate this Agreement at any time without notice by advising the Consultant in writing. Following any such termination of this Agreement without cause by the Company, the Company will have no further obligation to the Consultant under this Agreement other than the Company’s obligation to pay the Consultant all remaining unpaid fees and GST thereon due to the Consultant at the time of termination and to reimburse the Consultant for any expenses incurred through to the termination date. Termination for any of the following reasons:

(i)	the Consultant’s negligent performance of the Services;

(ii)	the Consultant’s persistent failure to perform the Services;

(iii)	any breach by the Consultant of any of the obligations set forth in this Agreement; or

(iv)	a continued course of malfeasant or misfeasant actions or omissions by the Consultant.

(b)	Termination by the Company with Notice. The Company may terminate this Agreement at any time upon providing the Consultant with only the following:

(i)	Accrued Entitlements. The Company shall provide the Consultant with Fees owed to the Consultant up to and including the date of termination and any bonus earned prior to the date of termination.

(ii)	Fees. The Company shall provide the Consultant with a lump sum payment equal to term of the Agreement (the “Notice Period”) of Fees as in effect at the termination of the Consultant’s engagement.

(iii)	Benefits. The Consultant’s participation in the Company’s benefits programs shall be continued for a period of eight (8) weeks. Thereafter, the Consultant’s benefits, including professional dues, but not including disability insurance coverage, or perquisites such as mobile phone, parking, etc., will be continued through the Notice Period to the maximum extent permitted under applicable plan terms. To the extent the Company is unable to extend any such benefits coverage for any portion of such period after reasonable efforts to obtain same; the Company shall pay the Executive an amount sufficient to purchase comparable coverage for such time.

(iv)	Bonus. The Company shall provide the Consultant with a lump sum payment equal to the bonus it would have earned through the Notice Period based on the bonus received by the Consultant in the year prior to the termination of this Agreement (which, for greater certainty, will be calculated by including the value of any bonus paid in cash, RSUs or stock options)

(c)	Termination by the Consultant for Good Reason. The Consultant may terminate this Agreement by giving the Company written notice of such Good Reason termination. In the event of a termination for Good Reason, the Consultant shall be entitled to the notice entitlements under section 10(b) above. "Good Reason" means:

(i)	the failure of the Company to pay any amount due to the Consultant hereunder, which failure persists for fifteen days after the Company receives the Consultant’s notice of failure,

(ii)	any material reduction in the Consultant’s title or a material reduction in his duties or responsibilities,

(iii)	any material adverse change in the Consultant’s Fees or benefits (other than changes that affect other management executives of the Company to the same or a comparable extent), or

(iv)	the Company's material breach of this Agreement, which breach has not been cured by the Company within fifteen days after receipt of notice from the Executive specifying, in reasonable detail, the nature of the breach or failure.

(d)	Termination by the Consultant. The Consultant may voluntarily terminate this Agreement at any time by giving the Company two months of prior notice of termination. The Company may waive such notice in whole or in part without any payment to the Consultant in lieu of the waived period of notice.

10.	Change of Control. If at any time during the term of this Agreement there is a Change of Control (as defined below) and within 12 months of such Change of Control:

(a)	There is a material reduction in the Consultant’s title or a material reduction in his duties or responsibilities such that the Consultant gives notice of the Consultant’s intention to terminate this Agreement as a result thereof;

(b)	There is a material adverse change in the Consultant’s Fees or benefits such that the Consultant gives notice of the Consultant’s intention to terminate this Agreement as a result thereof; or

(c)	The Consultant’s engagement is terminated by the Company unless such termination is as a result of the Consultant’s material breach of this Agreement;

the Consultant shall then be entitled to receive from the Company a cash amount equal to two (2) years of the Consultant’s Fees as in effect at the termination of the Consultant’s engagement, and an additional amount equal to two (2) time the previous year’s annual Bonus (which, for greater certainty, will be calculated by including the value of any bonus paid in cash, RSUs or stock options).

Notwithstanding the terms of any other plan or agreement, and subject to the Option Plan and RSU Plan, all stock options and RSUs previously granted by the Company to the Consultant which have not vested shall be deemed to vest and all stock options held by the Consultant shall remain exercisable until the earlier of their expiration date or 90 days from the Termination Date.

The Company shall maintain the Consultant’s benefits in accordance with section 10(b)(iii) above for a Notice Period of twelve (12) months.

Change of Control in respect of the Company is defined as follows:

(a)	if, as a result of or in connection with the election of directors, the people who were directors (or who were entitled under a contractual arrangement to be directors) of the Company before the election cease to constitute a majority of the Board, unless the directors have been nominated by management or approved of by a majority of the previously serving directors;

(b)	any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert as a single control group or any affiliate (other than a wholly-owned subsidiary of the Company or in connection with a reorganization of the Company) or any one or more directors thereof hereafter “beneficially owns”(as defined in the Business Corporations Act (British Columbia) directly or indirectly, or acquires the right to exercise control or direction over, voting securities of the Company representing 50% percent or more of the then issued and outstanding voting securities of The Company, as the case may be, in any manner whatsoever;

(c)	the sale, assignment, lease or other transfer or disposition of more than 50% percent of the assets of the Company to a Person or any group of two or more Persons acting jointly or in concert (other than a wholly-owned subsidiary of the Company or in connection with a reorganization of the Company);

(d)	the occurrence of a transaction requiring approval of the Company’ shareholders whereby the Company is acquired through consolidation, merger, exchange of securities involving all of the Company’ voting securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any Person or any group of two or more Persons acting jointly or in concert (other than a short-form amalgamation of the Company or an exchange of securities with a wholly-owned subsidiary of the Company or a reorganization of the Company); or

(e)	any sale, lease, exchange, or other disposition of all or substantially all of the assets of the Company other than in the ordinary course of business.

11.	Release. It shall be a pre-condition of the payments set out in sections 9 and 10 herein that the Consultant sign a Release of all claims and potential claims against the Company.

12.	Acknowledgement. The Consultant acknowledges that, in connection with the Services, the Consultant will receive, will become eligible to receive substantial fees. The Consultant acknowledges that this Agreement and all fees paid will be conferred only because and on condition of the Consultant's willingness to commit its best efforts and loyalty to the Company, including protecting the Company's right to have its Confidential Information protected from non-disclosure by the Consultant and abiding by the confidentiality and other provisions herein. The Consultant agrees that the restrictions contained in this Agreement are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Consultant. The Consultant further acknowledge that irreparable damage would result to the Company if the provisions of Sections 6 through 9 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the provisions of Sections 6 through 9.

13.	Independent Contractor.

(a)	In performing the Services, the Consultant agrees and acknowledges that the Consultant is an independent contractor under this Agreement. Nothing contained herein shall be deemed or construed to create an employment relationship or any partnership or joint venture between the Consultant and the Company.

(b)	Neither party shall acquire by virtue of this Agreement any right, capacity or power to act as an agent for the other or to bind the other to any other person, firm or corporation, except with the written agreement of the other if necessary to carry out the purpose and intent of this Agreement.

(c)	The Consultant acknowledges that it is responsible for all payments with respect to all income, sales and other taxes, insured health benefits coverage, workers’ compensation, Canada Pension Plan, Employment Insurance premiums and costs and including the procurement and costs of any other benefits.

14.	Compliance with Laws, Regulations, Industry Guidelines and Company Policies. In providing the Services, the Consultant will adhere to all federal and provincial legislation and regulations, industry guidelines and company policy, as applicable.

15.	Indemnification by the Consultant. The Consultant hereby agrees to indemnify the Company, its officers, directors, employees, and agents and save them harmless from any and all liabilities and claims whatsoever as follows:

(a)	fines, penalties and interest thereon, for or by reason of or in any way arising out of the failure by the Company to deduct, withhold or contribute any amount in respect of its payments to the Consultant. Such liabilities and claims shall include, without limitation, federal or provincial income and health taxes, Canada Pension Plan and Employment Insurance contributions and premiums, and workers compensation premiums; and

(b)	suits, actions, investigations, and proceedings, and related costs and expenses (including legal fees) arising out of or in connection with the delivery of the Services as a result of the Consultant’s gross negligence, willful misconduct or failure to comply with the terms of this Agreement.

16.	Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement or the application thereof to the Company or the Consultant shall be for any reason and to any extent whatsoever held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, then, such covenants, agreements, provisions or terms shall be deemed severed from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of any other provision of this Agreement.

17.	Waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

18.	Assignment. This Agreement may not be assigned by the Company or the Consultant, without the consent of the other party, which shall not be unreasonably withheld. This Agreement shall enure to the benefit of and shall be binding upon the parties and their respective successors and assigns.

19.	Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions and agreements. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in the Services will not affect the validity or scope of this Agreement.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in that Province. The parties consent to the jurisdiction of the Courts of the Province of British Columbia for the purpose of enforcing this Agreement.

21.	Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which taken together will constitute one and the same instrument. Delivery of counterparts may be effected by electronic transmission.

22.       Representations.

(a)	The parties hereby represent and warrant that they have all such rights and powers as are necessary for them to each enter into this Agreement. The parties further represent and warrant that neither is a party to any agreement or business relationship in conflict with its rights and obligations pursuant to this Agreement.

(b)	The Consultant represents and warrants that the Consultant is fully experienced and possesses the requisite professional skill, knowledge and experience required to perform the Services; and is capable of fulfilling its obligations and duties hereunder. The Consultant has had sufficient opportunity to review and understand (a) the terms of this Agreement, (b) the restrictions as provided in this Agreement and the consequences of the execution of this Agreement, (c) the obligations imposed on the Consultant by this Agreement, and (d) the consequences of any failure to perform and observe such restrictions and obligations. The Consultant has reviewed the terms of this Agreement with legal counsel or other advisors as desired.

Signed this 15th day of January, 2019.

ELECTRAMECCANICA VEHICLES CORP.

By:	/s/ ISAAC MOSS
ISAAC MOSS
CHIEF ADMINISTRATIVE OFFICER

/s/ BAL BHULLAR
Witness signature	BKB MANAGEMENT LTD.
Name:
(please print)
Address:

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